Exhibit 99.1

Globecomm Systems Reports Fiscal 2011 Second Quarter and Six-Month Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—February 8, 2011— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of communications solutions and services, today announced financial results for the fiscal 2011 second quarter and six months ended December 31, 2010. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and adjusted diluted net income per common share, both non-GAAP financial measures, for which the Company provides detailed reconciliations on the attached tables. The following are highlights:
•	Service revenues for the quarter increased 40.8% to a record $47.3 million as compared to $33.6 million in the same period last year. For the six months ended December 31, 2010, service revenue increased 45.1% to a record $90.2 million as compared to $62.2 million in the same period last year.

•	Consolidated revenues for the quarter increased 23.1% to a record $70.2 million as compared to $57.1 million in the same period last year.

•	GAAP earnings per diluted share for the quarter increased 14% to $0.08 as compared to $0.07 in the same period last year. Adjusted diluted net income per common share increased 114% to $0.15 as compared to $0.07 in the same period last year.

•	Adjusted EBITDA for the quarter increased 84.8% to a record $8.1 million as compared to $4.4 million in the same period last year.

•	Company increases full year service revenue guidance from approximately $175 million to $180 million to $185 million and adjusted EBITDA guidance from $28 to $29 million to $31 to $33 million.
Fiscal Year 2011 Second Quarter Results
Revenues for the Company’s fiscal 2011 second quarter increased 23.1% to $70.2 million as compared to $57.1 million in the same period last year. Revenues from service increased 40.8% to a record $47.3 million, as compared to $33.6 million in the same period last year. The increase in service revenue was primarily driven by organic growth in the access service offering in the government marketplace, coupled with the Company’s acquisition of C2C and Evocomm, which combined contributed $5.0 million. Revenue from infrastructure solutions was flat at approximately $23.0 million as compared to $23.5 million in the same period last year.
Net income for the Company’s fiscal 2011 second quarter increased to $1.7 million or $0.08 per diluted share as compared to net income of $1.4 million, or $0.07 per diluted share in the same period last year. During the fiscal 2011 second quarter, the Company recorded a charge for the change in fair value of the earn-out as a result of the performance of the previously announced acquisition of C2C and Evocomm. C2C and Evocomm are reaching higher earnings results than the Company’s original forecasts, therefore the Company’s expectations for reaching future earn-out targets have been adjusted accordingly. In accordance with GAAP, this change in the fair value of the earn-out resulted in a $2.0 million ($0.09 per share) charge to diluted net income per common share. Excluding this charge and non-recurring tax adjustment of $0.3 million ($0.02 per share) related to research and development tax credits for fiscal year 2010, the Company’s adjusted diluted net income per common share increased 114% to $0.15 as compared to $0.07 in the same period last year.
Adjusted EBITDA for the second quarter of fiscal 2011 increased 84.8% to $8.1 million compared to $4.4 million in the same period last year.
Fiscal Year 2011 Six Month Results
Revenues for the Company’s fiscal 2011 six months ended December 31, 2010 increased 17.8% to a record $123.4 million as compared to $104.8 million in the same period last year. Revenues from services increased 45.1% to a record $90.2 million as compared to $62.2 million in the same period last year. The increase in service revenue was primarily driven by organic growth in the access service offering in the government marketplace, coupled with the Company’s acquisition of C2C and Evocomm, which combined contributed $9.3 million. Revenues from infrastructure solutions decreased 21.9% to $33.3 million as compared to $42.6 million in the same period last year. The decrease in infrastructure solution revenues was primarily caused by the timing of revenue milestones and by the global economic slowdown resulting in government and commercial customers and prospects delaying projects. The Company’s expectations for the infrastructure segment had significantly lower revenues for the first six months as compared to the reminder of fiscal 2011.
Net income for the Company’s first six months of fiscal 2011 increased 45.4% to $3.8 million, or $0.18 per diluted share, compared to net income of $2.6 million, or $0.13 per diluted share, in the same period last year. During the fiscal 2011 six months ended December 31, 2010 the Company recorded a charge for the change in fair value of the earn-out as a result of the performance of the previously announced acquisition of C2C and Evocomm. This change in the fair value of the earn-out resulted in a $2.1 million ($0.10 per share) charge to diluted net income per common share. Excluding this charge and non-recurring tax adjustment of $0.3 million ($0.02 per share), the Company’s adjusted diluted net income per common share increased 100% to $0.26 as compared to $0.13 in the same period last year.
Adjusted EBITDA for the first six months of fiscal 2011 increased 72.9% to $14.5 million compared to $8.4 million in the same period past year.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO, said “We are excited to have increased service revenue guidance and adjusted EBITDA guidance, while maintaining our current EPS guidance in spite of a significant hit to earnings due to the improved results of the C2C and Evocomm subsidiaries, beyond our original expectations, according to GAAP requirements for valuing contingent earn-out payments. If these subsidiaries again exceed our expectations in the future, we could see additional charges. We also made a slight downward revision to overall revenues due to the lumpiness of infrastructure revenues. In particular we have a large job from NATO that was anticipated to be recognized as revenue in the fourth quarter, which looks like it will be recognized in the first quarter of fiscal 2012. We anticipate a strong close to the year and look forward to a record year.”
Keith Hall, President and COO, added “During the first six months of the year our services segment exceeded our expectations and continues to drive top and bottom line results. The teams continue to execute well across the board and we have seen promising indicators for the infrastructure segment for the balance of the year. We are also pleased with the progress of our wireless and media market initiatives, which we feel will spur organic growth in the years to come. We look forward to closing the year strong and setting the stage for fiscal 2012.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2011
Globecomm currently expects the following financial results for the fiscal year 2011:
•	Consolidated revenues to be between $280 and $295 million, down from $290 to $305 million. This reduction is due to the delay of shipments on one major contract until fiscal 2012.

•	Service segment revenues to be between $180 and $185 million, up from approximately $175 million.

•	GAAP diluted net income per common share to be between $0.50 and $0.55. We are maintaining our original guidance despite the charge for the change in fair value of the earn-out as a result of an increase in the expected performance during the remainder of the two year earn-out period of C2C and Evocomm along with non-recurring tax adjustments which resulted in a net $0.07 reduction in earnings as detailed in the table below. In light of this adjustment and the potential for additional adjustments if there are additional changes to the expectations of C2C and Evocomm, we believe adjusted diluted net income per common share would better illustrate comparability between current and prior periods. We expect adjusted diluted net income per common share to be between $0.57 and $0.62 for fiscal 2011.

•	Adjusted EBITDA to be between $31 and $33 million, up from $28 to $29 million.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense, acquisition costs and earn-out fair value adjustments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under a new accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition-related transaction expenses are required to be expensed rather than capitalized, and changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of acquisition costs and the earn-out fair value adjustments of the earn-out in the Adjusted EBITDA calculation provides better comparability.
Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Reconciliation of adjusted diluted net income per common share excludes earn-out fair value adjustments and non-recurring tax adjustments. These amounts are not in accordance with GAAP, Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under the new accounting pronouncement on business combinations, earn-out fair value adjustments are required to be expensed rather than capitalized and therefore the exclusion of the earn-out fair value adjustments is a non-GAAP measure that provides better comparability of results. The non-recurring tax adjustment relates to research and development tax credits for fiscal 2010, therefore they have been excluded as a non-GAAP measure to provide better comparability of results.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc., or Globecomm, is a leading global provider of satellite-based managed network solutions. Employing our expertise in emerging communication technologies we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We are now taking this value proposition to selective vertical markets, including government, wireless, media, enterprise, and maritime. As a network solution provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters, or government offices. We currently have customers for which we are providing such services in the United States, Europe, South America, Africa, the Middle East, and Asia.
Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ''Risk Factors’’ and ''Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Revenues from services	$47,264	$33,570	$90,196	$62,178
Revenues from infrastructure solutions	22,980	23,512	33,251	42,580

Total revenues	70,244	57,082	123,447	104,758

Costs and operating expenses:
Costs from services	33,718	25,483	64,077	46,085
Costs from infrastructure solutions	19,091	19,838	27,207	35,633
Selling and marketing	4,639	3,671	8,677	6,873
Research and development	910	762	2,009	1,513
General and administrative	6,875	5,216	12,986	10,731
Earn-out fair value adjustments	2,012	—	2,149	—

Total costs and operating expenses	67,245	54,970	117,105	100,835

Income from operations	2,999	2,112	6,342	3,923

Interest income	42	133	100	268
Interest (expense)	(70)	—	(149)	—

Income before income taxes	2,971	2,245	6,293	4,191

Provision for income taxes	1,262	844	2,451	1,549

Net income	$1,709	$1,401	$3,842	$2,642

Basic net income per common share	$0.08	$0.07	$0.18	$0.13

Diluted net income per common share	$0.08	$0.07	$0.18	$0.13

Weighted-average shares used in the calculation of basic net income per common share	21,218	20,437	21,126	20,400

Weighted-average shares used in the calculation of diluted net income per common share	21,827	20,840	21,689	20,812

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2010	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,080	$42,863
Restricted cash	5,027	5,025
Accounts receivable, net	56,855	49,222
Inventories	40,023	34,486
Prepaid expenses and other current assets	4,876	3,100
Deferred income taxes	1,602	1,602

Total current assets	148,463	136,298
Fixed assets, net	39,967	37,839
Goodwill	40,594	40,594
Intangibles, net	15,122	16,196
Deferred income taxes	5,444	7,635
Other assets	2,345	2,148

Total assets	$251,935	$240,710

Liabilities and Stockholders’ Equity
Current liabilities	$62,588	$59,586
Other liabilities	3,375	2,443
Long term debt	8,125	9,375
Deferred income taxes	2,203	2,203
Total stockholders’ equity	175,644	167,103

Total liabilities and stockholders’ equity	$251,935	$240,710

Globecomm Systems Inc.
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Net income	$1,709	$1,401	$3,842	$2,642
Adjustments:
Interest (income)	(42)	(133)	(100)	(268)
Interest expense	70	—	149	—
Earn-out fair value adjustments	2,012	—	2,149	—
Provision for income taxes	1,262	844	2,451	1,549
Depreciation and amortization	2,133	1,643	4,327	3,421
Stock compensation expense	963	632	1,716	1,064

Adjusted EBITDA	$8,107	4,387	$14,534	$8,408

Globecomm Systems Inc.
Reconciliation of adjusted diluted Net Income per common share
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Diluted net income per common share	$0.08	$0.07	$0.18	$0.13
Earn-out fair value adjustments (A)	0.09	—	0.10	—
Non-recurring tax adjustments (B)	(0.02)	—	(0.02)	—

Adjusted diluted net income per common share	$0.15	$0.07	$0.26	$0.13

(A)	Amount represents an increase in fair value of the earn-out of the C2C/Evocomm acquisition. This increase is due mainly to C2C/Evocomm reaching higher earn-out targets than Globecomm’s original forecasts.

(B)	Amount represents non-recurring tax adjustment related to research and development tax credits for fiscal year 2010.